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                                                Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-57223 and No. 33-62198 of Cardinal Health, Inc. on Form S-3 and Registration Statements No. 33-20895, No. 33-38021, No. 33-38022, No. 33-42357, No.
33-52535, No. 33-52537, and No. 33-52539 of Cardinal Health, Inc. on Form S-8 of our report dated August 14, 1995, except for Note 16, as to which the date is August 26, 1995 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for income taxes) appearing in this Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1995.



DELOITTE & TOUCHE LLP

Columbus, Ohio
September 19, 1995